UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

April 15, 2016

MINDBODY, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37453	20-1898451
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4051 Broad Street, Suite 220

San Luis Obispo, California 93401

(Address of principal executive offices)(Zip Code)

Registrant’s telephone number, including area code:  (877) 755-4279

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)

On April 15, 2016, Tyler Newton notified MINDBODY, Inc. (the “Company”) that he would not seek a new term as a director following the expiration of his term as a Class I director of the Company at the 2016 annual meeting of stockholders (the “2016 Annual Meeting”), in order to pursue other professional endeavors.  Mr. Newton’s decision was not the result of any disagreement with the Company relating to the Company’s operations, policies or practices.

(d)

On April 15, 2016, the Company’s board of directors (the “board”) increased the size of the board by one director, from seven to eight directors, and, following the recommendation of its nominating and corporate governance committee, elected Gail Goodman to the board, effective immediately.  Ms. Goodman will serve as a Class I director, with a term expiring at the 2016 Annual Meeting.  In addition, on the same date, the board appointed Ms. Goodman as a member of the compensation committee of the board.

Ms. Goodman served as President and Chief Executive Officer of Constant Contact, Inc., an online marketing firm, from April 1999 through its acquisition by Endurance International Group Holdings, Inc. (“EIG”) in February 2016.  Ms. Goodman also served as a director from May 1999, and as chairwoman of the board from November 1999, of Constant Contact through its acquisition by EIG in February 2016. Ms. Goodman served as Vice President, Commerce Products Group, of Open Market, Inc., a provider of Internet commerce application software acquired by Future Tense, from 1996 until 1998, and as Vice President, Marketing, of Progress Software Corporation, a developer and provider of application development tools and database software, from 1994 until 1996. She holds a B.A. from the University of Pennsylvania and an M.B.A. from The Tuck School of Business at Dartmouth College.

In connection with her appointment to the board, the board approved a grant to Ms. Goodman of an award of restricted stock units with a value of approximately $350,000 (the “RSU Award”) pursuant to the Company’s 2015 Equity Incentive Plan (the “2015 Plan”).  The RSU Award will vest in four equal annual installments on each anniversary of the grant date, in each case subject to Ms. Goodman continuing to be a service provider through each applicable vesting date.  The RSU Award is subject to the terms and conditions of the 2015 Plan and the related restricted stock unit award agreement, copies of which have been filed as Exhibit 10.2 to the Company’s Amendment No. 2 to Registration Statement on Form S-1 (File No. 333-204068) filed with the Securities and Exchange Commission on June 8, 2015 and incorporated herein in their entirety by reference.  In addition, Ms. Goodman is eligible to receive cash compensation in the form of annual cash retainers for service on the board and board committees, as applicable, and additional annual equity awards, in each case, in accordance with the terms and conditions of the Company’s Outside Director Compensation Policy.  The foregoing summary of the Outside Director Compensation Policy does not purport to be complete and is qualified in its entirety by the full text of the Outside Director Compensation Policy, which is incorporated herein in its entirety by reference.

Ms. Goodman also executed the Company’s standard form of indemnification agreement, a copy of which has been filed as Exhibit 10.1 to the Company’s Amendment No. 2 to Registration Statement on Form S-1 (File No. 333-204068) filed with the Securities and Exchange Commission on June 8, 2015 and incorporated herein its entirety by reference.

There is no arrangement or understanding between Ms. Goodman and any other persons pursuant to which Ms. Goodman was elected as a director.

In October 2014, the Company entered into an amended and restated business partner services agreement with Constant Contact, pursuant to which certain Constant Contact product offerings are made available, for a fee, to the Company’s subscribers on the Company’s platform, in exchange for a revenue sharing arrangement with the Company (the “Partner Arrangement”).  From January 1, 2015 through March 31, 2016, the Company recorded revenues of approximately $1.65 million and incurred expenses of approximately $0.1 million, in each case, under this Partner Arrangement.  In addition, the Company utilizes Constant Contact’s email marketing offerings under separate vendor arrangements (the “Vendor Arrangements”).  From January 1, 2015 through March 31, 2016, the Company incurred expenses of approximately $0.05 million under the Vendor Arrangements.  Ms. Goodman served as President, Chief Executive Officer, and Chairwoman of Constant Contact until its acquisition by EIG in February 2016.

On April 18, 2016, the Company issued a press release announcing Ms. Goodman’s appointment as a director. The press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1

MINDBODY, Inc. Outside Director Compensation Policy (incorporated by reference from Amendment No. 2 to Registration Statement on Form S-1 (File No. 333-204068) filed with the Securities and Exchange Commission on June 8, 2015).

99.1	Press Release dated April 18, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MINDBODY, INC.

By:	/s/ Kimberly G. Lytikainen
Kimberly G. Lytikainen General Counsel and Secretary

Date:  April 18, 2016

EXHIBIT INDEX

Exhibit No.	Description

10.1

MINDBODY, Inc. Outside Director Compensation Policy (incorporated by reference from Amendment No. 2 to Registration Statement on Form S-1 (File No. 333-204068) filed with the Securities and Exchange Commission on June 8, 2015).

99.1	Press Release dated April 18, 2016.